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                                                                   Exhibit 17(g)
                        Smith Barney Fund Management LLC
                                 399 Park Avenue
                               New York, NY 10022

                               ____________, 2003

Smith Barney Trust II
125 Broad Street
New York, NY 10004

     Re:  Form of Expense Waiver and Reimbursement Agreement

Ladies and Gentlemen:

     Smith Barney Fund Management LLC currently provides investment management services to Smith Barney Trust II (the "Trust"), a Massachusetts business trust, on behalf of its series Smith Barney International Large Cap Fund (the "Fund"). We hereby agree with the Trust that we will waive expenses payable to us by the Fund or will reimburse the Fund for all expenses payable by the Fund to the extent necessary so that the Fund's aggregate expenses (excluding interest, taxes, brokerage fees, commissions and other investment-related costs, and extraordinary expenses such as litigation costs), net of waivers and reimbursements, do not exceed 1.75% per annum in the case of Class A shares, 2.50% per annum in the case of Class B shares, 2.35% per annum in the case of Class L shares and 1.50% per annum in the case of Class Y shares, of the Fund's average daily net assets.

     This agreement in this letter shall take effect on the day (the "Closing Date") on which the transactions contemplated by that certain Agreement and Plan of Reorganization dated ____________, 2003 by and between the Trust, on behalf of the Fund, and Smith Barney World Funds, Inc., on behalf of its series European Portfolio, are consummated and shall continue until the first anniversary of the Closing Date.

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                                      -2-

     Please sign below to confirm your agreement with the terms of this letter.


                                        Sincerely,

                                        SMITH BARNEY FUND
                                        MANAGEMENT LLC

                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

Agreed:

SMITH BARNEY TRUST II,
on behalf of Smith Barney
International Large Cap Fund

By:
   -----------------------------------------
Name:
Title: